Pricing Supplement No. 0251 Dated March 22, 2000                  Rule 424(b)(2)
(To Prospectus dated May 21, 1998 and                     File number: 333-51367
Prospectus Supplement dated November 16, 1998)

Subordinated Medium-Term Notes, Series H

Principal Amount:                                             $   20,000,000.00
Issue Price:                                   100.000%       $   20,000,000.00
Commission or Discount:                          1.500%       $      300,000.00
Proceeds to Corporation                         98.500%       $   19,700,000.00

Agent:               Merrill Lynch & Co., as Principal (1)

Original Issue Date:                                 March 30, 2000

Stated Maturity Date:                                March 30, 2010

Cusip #:                                                      06050NAS4

Form:                                                         Book entry only

Interest Rate:                                       7.50% per annum

Interest Payment Dates:         The 30th of each month commencing April 30, 2000

May the Notes be redeemed by the corporation prior to maturity?  Yes (See below)

The notes will be subject to redemption at the option of the Corporation, in whole, on the Interest Payment Date occurring March 30, 2004 and on any Interest Payment Date occurring in March or September thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice to the NoteHolder and the Trustee, as described in the Prospectus Supplement.


May the Notes be repaid prior to maturity at the option of the holder?        No

Discount Note?                                                                No

(1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by Merrill Lynch & Co.